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FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

         AMENDED INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

      Evens                          Kenneth                          W.
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     (Last)                          (First)                     (Middle)

      2024 Mt. Vernon Street
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                                    (Street)

      Philadelphia                     PA                         19130
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                       April 26, 2002
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 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol

    ConMat Technologies, Inc. (CNMT)
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 5. Relationship of Reporting Person to Issuer

      X    Director                             10% Owner
    -----                                 -----
           Officer (give title below)           Other (specify below)
    -----                                 -----

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint Group filing (check applicable line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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   Common Stock                  |    90,000                 |     D                      |
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                                 |                           |                            |
                                 |                           |                            |
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                                 |                           |                            |
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*If the Form is filed by more than One Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1473 (3/91)

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

FORM 3 (continued)       TABLE II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)  | 2. Date Exercisable and Expiration Date | 3. Title and Amount of Securities
                                            |    (Month/Day/Year)                     |    Underlying Derivative Security (Instr. 4)
                                            |-----------------------------------------|---------------------------------------------
                                            |                    |                    |                          |  Ammount or
                                            |                    |                    |                          |  Number of
                                            |   Date Exercisable |  Expiration Date   |      Title               |  Shares
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   No Securities Owned                      |                    |                    |                          |
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                                            |                    |                    |                          |
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                                            |                    |                    |                          |
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1. Title of Derivative Security (Instr. 4)  | 4. Conversion or Exercise | 5. Ownership Form of Derivative  | 6. Nature of Indirect
                                            |    Price of Derivative    |    Security: Direct (D) or       |    Beneficial Ownership
                                            |    Security               |    Indirect (I) (Instr. 5)       |    (Instr. 5)
                                            |                           |                                  |
--------------------------------------------|---------------------------|----------------------------------|------------------------
   No Securities Owned                      |                           |                                  |
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                                            |                           |                                  |
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                                            |                           |                                  |
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                                            |                           |                                  |
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                                            |                           |                                  |
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


Explanation of Responses:

/S/ KENNETH W. EVENS                                   4/26/02
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Signature of Reporting Person                          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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                                                                 SEC 1473 (3/91)